Exhibit 99.1

One World Products Acquires Eco Bio Plastics, Advancing U.S. Manufacturing and Sustainable Packaging Innovation

LAS VEGAS, NV - July 15, 2025 (NEWMEDIAWIRE) - One World Products, Inc. (“OWP” or the “Company”) (OTCQB: OWPC), a publicly-traded sustainability innovator led by Chairman and CEO Isiah Thomas, today announced the acquisition of Eco Bio Plastics Midland, Inc. (“Eco Bio” or “Eco Bio Plastics”), a leading U.S.-based manufacturer of plant-based and biodegradable plastics. Headquartered in Midland, Michigan, Eco Bio Plastics brings proprietary formulations and scalable manufacturing capacity that will accelerate OWP’s push into high-growth sectors including food packaging, automotive, and consumer goods. The Company acquired Eco Bio Plastics for approximately $600,000 in cash.

The acquisition marks a major milestone in OWP’s transition into vertically integrated sustainable materials. The Company will soon change its name to Isiah Enterprises, Inc., reflecting its broader mission to lead the future of circular economies, ESG-driven manufacturing, and regenerative community development.

“This is more than a business move - it’s a mission,” said Isiah Thomas, Chairman and CEO of One World Products. “By acquiring Eco Bio, we’re not only scaling innovation in sustainable materials, we’re making a long-term investment in American manufacturing, quality jobs, and, ultimately, generational wealth creation.”

Key Strategic Benefits

Vertical Integration & Cost Control:

With in-house biopolymer production, OWP can now deliver cost-effective alternatives to petroleum-based plastics across automotive, food, and packaging sectors.

Food Packaging Innovation:

Eco Bio’s compostable formulations are ready for immediate application in food containers, utensils, films, and other packaging formats. This opens distribution opportunities in grocery, restaurant, and hospitality channels amid rising regulatory pressure and consumer demand for compostable solutions.

Automotive Industry Alignment:

Leveraging OWP’s relationships with Stellantis, Flex-N-Gate, and ORBIS Corporation, Eco Bio’s sustainable biocompounds, such as talc replacements, are positioned for use in lightweight, recyclable automotive parts and reusable logistics solutions.

A Midwest Sustainability Hub:

Midland, Michigan, will serve as OWP’s U.S. base for manufacturing and R&D expansion. The move supports Isiah Thomas’s broader commitment to revitalizing post-industrial communities through clean tech and ESG-focused development.

The acquisition strengthens OWP’s earnings potential, intellectual property portfolio, and ESG profile. As a publicly-traded company with a pending rebrand to Isiah Enterprises and a clearly defined strategic vision, the Company is positioning itself to appeal to investors focused on sustainability, innovation, and inclusive leadership.

“We’re not just in the business of making money,” adds Thomas. “We’re in the business of making history.” The acquisition reflects Thomas’s strong track record of transforming undervalued assets and building enduring brands - from revitalizing the Detroit Pistons’ ‘Bad Boys’ era and American Speedy Printing to co-founding the Toronto Raptors and launching Cheurlin Champagne.

About One World Products, Inc.

One World Products, Inc. is a producer and innovator in sustainable materials, with a growing footprint in research and development serving the automotive, packaging, and consumer goods sectors. The Company is focused on delivering renewable, high-performance solutions that reduce environmental impact and support the transition to regenerative supply chains.

For more information, visit https://oneworldproducts.com

Contact:

William Rowland, CFO

william.rowland@owpv.com

1-800-605-3210